UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 22, 2010

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

222 N. LaSalle Street

Chicago, Illinois  60601

(Address of principal executive offices)

(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act.

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2009, the United States Bankruptcy Court in Wilmington, Delaware (the “Court”) authorized Smurfit-Stone Container Corporation (the “Company”) to continue its performance-based short-term and long-term incentive plans beginning in 2009 pursuant to the terms and conditions contained in the Court’s order (the “Order”).  On April 28, 2009, the Smurfit-Stone Container Corporation 2009 Management Incentive Plan (the “2009 MIP”) was adopted by the Compensation Committee of the Company’s Board of Directors.

Annual and semi-annual performance targets under the 2009 MIP have been established for the year ending December 31, 2009, including a threshold level of performance below which no award payment will be made, levels of performance at which specified percentages of the target award will be paid, and a maximum level of performance above which no additional award shall be paid.

Consistent with the Order, awards under the 2009 MIP for the named executive officers were based on the measurement of adjusted earnings before interest, taxes, depreciation, amortization and restructuring charges (“DCA Adjusted EBITDAR”).  The 2009 MIP was structured to award 40% of the earned bonus for the semi-annual performance period January 1, 2009 through June 30, 2009; 30% of the earned bonus for the semi-annual performance period July 1, 2009 through December 31, 2009; and 30% of the earned bonus for the full 2009 calendar year.  The Company exceeded the performance targets for the first semi-annual performance period and the named executive officers earned bonuses in excess of the target payout.  However, because the amount of the payout for the first semi-annual performance period was capped at 40% of the annual target, the balance of the earned bonus for the first semi-annual performance period, which is set forth in the table below, was carried over and paid to the named executive officers with the earned bonus for the second semi-annual and full-year performance periods.

Pursuant to the Order, the performance targets were based on the Company’s achievement of DCA Adjusted EBITDAR, which is based on the Consolidated EBITDA (as defined in the Amended and Restated Credit Agreement by and among the Company and certain of its affiliates, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent and Canadian collateral agent, and the lenders from time to time party thereto (“the “DIP Credit Agreement”)), adjusted to reflect the agreement between the Company and the statutory committee of unsecured creditors in the Company’s bankruptcy proceeding.

MIP Awards for the second 2009 semi-annual and full-year performance periods

For the second semi-annual performance period, the Company exceeded the $271.9 Million DCA Adjusted EBITDAR target, and for the full-year performance period, the Company exceeded the $471 Million DCA Adjusted EBITDAR target.  As a result, each of the named executive officers earned 104% of his target payout for the second semi-annual performance period and 132% of his target payout for the full-year performance period.  The aggregate value of the award paid for the second semi-annual and full-year performance periods is set forth below and expressed as a percentage of annual base salary.  The amount carried over from the first semi-annual performance period is also set forth below.  All of such awards will be paid to the named executive officers in accordance with the terms of the 2009 MIP.  Total awards earned under the 2009 MIP for the second semi-annual and full-year performance periods amounted to approximately $50.4 million, with approximately $8.1  million of such amount being awarded to executive officers.

Named Executive Officer	Target	Value of Award Paid for Second Semi- Annual and Full-Year Performance Periods	Earned Award Carried Over for Payment from First Semi-Annual Performance Period

Patrick J. Moore, Chairman and Chief Executive Officer	125%	$1,110,479 (100.31% of salary)	$415,125

Steven J. Klinger, President and Chief Operating Officer	125%	$797,498 (100.30% of salary)	$298,125

John R. Murphy,* Senior Vice President and Chief Financial Officer	100%	$240,685 (96.27% of salary)	$0

Steven C. Strickland, Senior Vice President - Container Operations	100%	$286,497 (80.20% of salary)	$107,100

Craig A. Hunt Senior Vice President, Secretary and General Counsel	100%	$327,827 (80.25% of salary)	$122,550

*   Mr. Murphy joined the Company on May 18, 2009, and was not eligible to participate in the 2009 MIP for the first semi-annual performance period.  He was awarded a supplemental payment of $25,000 in recognition of his service to the Company from May 18, 2009 through June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 28, 2010

SMURFIT-STONE CONTAINER CORPORATION

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Senior Vice President, Secretary, and General Counsel